Exhibit  99.1



FOR  IMMEDIATE  RELEASE

For  Further  Information:

Steven  Sobieski,  CFO
Phone:  908-947-1100
E-mail:  ssobieski@lifecell.com



                   LIFECELL SECURES $4 MILLION CREDIT FACILITY
                            FROM SILICON VALLEY BANK


BRANCHBURG,  N.J.,  JANUARY 30, 2003 - LifeCell Corporation (NASDAQ: LIFC) today
                                                                     ----
announced that it has secured a $4 million credit facility through Silicon Valley Bank, a leading banking firm serving emerging and mature companies in the high-tech and life sciences industries. The credit facility consists of a $2 million revolving line of credit and an equipment line for up to an additional $2 million. The credit facility will be used to replace $900,000 of existing term debt and will provide access to additional working capital to support the Company's growth.

"We are pleased with the confidence Silicon Valley Bank has shown in our business model by extending this credit facility," said Steven Sobieski, Vice President and Chief Financial Officer of LifeCell. "Silicon Valley Bank provides us a broad range of financial product offerings and the experience to meet the needs of our growing company," Mr. Sobieski added.


ABOUT  LIFECELL
---------------

LifeCell is a leader in developing and marketing biologically based solutions for the repair and replacement of damaged or inadequate tissue in numerous different clinical applications. The Company's proprietary tissue matrix technology removes cells from allograft tissue and preserves the tissue without damaging the essential biochemical and structural components necessary for normal tissue regeneration. LifeCell currently markets four proprietary human tissue based products: AlloDerm(R) for plastic reconstructive and burn procedures through LifeCell's direct sales force and for periodontal procedures through BioHorizons, Inc.; Cymetra(R), a version of AlloDerm in particulate form for the correction of soft tissue defects, through LifeCell's direct sales force and a co-promotion agreement with OMP, Inc.; Repliform(TM), a version of AlloDerm for urology and gynecology procedures, through a marketing and distribution agreement with Boston Scientific Corporation; and Graft Jacket(TM), an acellular periostium replacement graft through a distribution agreement with Wright Medical Group, Inc. The Company is also the exclusive marketing agent for the SmartPReP(TM) Platelet Concentration System in the United States to ENT, plastic reconstructive and general surgeons in hospitals. The Company's development programs include the application of its tissue matrix technology to vascular, nerve and orthopedic tissue repair; investigation of human tissues as carriers for therapeutics; Thrombosol(TM), a formulation for extended storage of platelets and technologies to enhance the storage of red blood cells for transfusion. Visit our website at www.lifecell.com.
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ABOUT  SILICON  VALLEY  BANK
----------------------------

Silicon  Valley  Bank  serves  emerging  growth  and  mature  companies  in  the technology and life sciences markets, as well as other targeted industries. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients' success. Founded in 1983 and headquartered in Santa Clara, California, the Bank services more than 9,500 clients across the country through 27 regional offices. More information  on  the  Bank  can  be  found  at  www.svb.com.
                                                -----------

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company's ability to develop and market new products and continue to grow its business in 2003 and beyond. Forward-looking statements represent management's judgment regarding future events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements due to a number of factors. These factors include the risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and other reports filed with the Securities and Exchange Commission.



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